Script for Annual Meeting

WAYNE SAVINGS BANCSHARES, INC.

Annual Meeting of Stockholders

May 24, 2012

E.	Business Overview

SLIDE 10.

While the Inspector is tabulating the votes, I would like to ask Rod Steiger to provide an overview of the business of Wayne Savings Bancshares, Inc.

ROD

Slide 11.

Instead of a six person parade to the podium to cover material that is already published in our 10-K, this year, I will give you a broad macro strategic overview of the organization and Stewart Fitz Gibbon will provide a more micro or tactical viewpoint with more details.

Let me start by saying that we do not do the things that big and mega-banks do like what happened at JP Morgan Chase. We are a pretty plan vanilla bank compared to them and make the bulk of our profits on the margin.

Slide 12.

Our mission statement is to excel in customer service, operate profitably and be community mended. We have 11 branch locations and operate in 5 counties, and we give back to them.

Slide 13.

Amongst the direct benefits to our communities, we count annual wages of approximately $6 million, 411 hours of employee volunteerism, taxes paid to cities and school districts, and numerous dollars paid to local vendors.

Slide 14.

Our strategic goals are to position Wayne Savings as the area’s premier community-minded bank and to create strong name-brand recognition with a reputation for strength and integrity.

Slide 15.

Continuing our strategic goals, we want to operate safely and soundly, emphasize local decision-making and build customer relationships.

Slide 16.

Our vision is to be a place that customers want to come, where employees want to work and investors want to invest. We want to be a good community citizen, profitable and independent.

Slide 17.

The things that keep me as your CEO up at night include our shareholder concerns of stock value and earnings, regulators, technology, customer satisfaction and the future of community banking.

Slide 18.

This slide is a picture that shows the volume progression of regulation, from the 31 page Federal Reserve Act of 1913 to the 2,319 page Dodd-Frank Act of 2010, with more rules yet to come.

Slide 19.

The JOBS Act of 2012 modernizes federal securities law, making it easier and less costly to raise capital and increases the registration threshold with the SEC from 500 to 2000 shareholders.

Slide 20.

The JOBS Act increases the shareholder threshold to de-register from 300 to 1,200 shareholders. We estimate $180,000-200,000 in annual expense savings. We’re still carefully weighing the pros and cons of deregistration, and since we are a state-chartered thrift with a thrift holding company, we will need to wait for either the SEC or Congress to act to allow us to deregister.

Slide 21.

2011 in review. We installed a new online training system for our staff, had our first FDIC exam, established a Compliance Council and established an IT Steering Committee.

Slide 22.

We also implemented an Enterprise Risk Management (ERM) program, a new online performance appraisal system and changed our fiscal year end.

Slide 23.

Also during 2011, we held two board retreats and rewrote our strategic plan with focus on three main initiatives, including Marketing and Sales, Facilities and Staffing, and Trust Services.

Slide 24.

Under Marketing and Sales, we hired a new Marketing and Sales Manager – Susan Madura. We’re working with Deluxe Corp to train all of our staff under the theme of “Together We Grow.” Our goal is to increase top line revenue through the development of deeper customer relationships.

Slide 25.

Under facilities and Staff, we undertook a comprehensive review of all physical locations. Are we in the correct locations? Are we staffed properly? How do we reduce expenses and re-allocate resources. We flattened the organization chart, did not replace certain officer positions when they came open and implemented improved technology for operational efficiencies. We estimate that we have saved approximately $200,000 through these initiatives.

Slide 26.

With regard to Trust Services, we continue our evaluation of alternative approaches for the delivery of services. We’ve never reached critical mass to be profitable. Our $43 million of assets is well below industry benchmarks of $150 million or more to achieve profitable operations.

Slide 27.

We’ve talked with numerous third parties to identify an opportunity to keep the product and services for our customers which achieving profitable operations and hope to be able to announce an agreement soon.

Slide 28.

At the end of the day, we are working to have all of our oars in the water and pulling in the same direction.

Slide 29.

We believe that we are on the right path.

Slide 30.

I would like to introduce Stewart Fitz Gibbon to give some additional detail on Enterprise Risk Management and our implementation of our strategic initiatives.

STEWART

Slide 31.

ERM Focus - CAMELS

Capital Adequacy is a primary concern of our regulators, and more is generally required than in the past. Dividends are payable only with non-objection by the Federal Reserve Bank. Your Board of Directors and management project earnings and capital levels to support our dividend requests to regulators. Stress testing of our capital is now a best practice for banks our size and required of larger banks. We performed internally a version of the regulator stress tests applied to large banks as part of our most recent dividend notice to the Federal Reserve Bank.

Asset Quality is the primary risk facing Wayne Savings and most banks. We still face challenges in our local economy. Delinquencies are trending down, which should improve future results, but we are still working through nonperforming and classified credits.

We are continuing to build our allowance for loan losses based on economic factors and analysis of specific credits. However, you will note from our 10-K that our realized losses continue to be very low, as part of our ongoing effort to maximize the values recovered for our shareholders during loan workouts.

Management covers everything else that isn’t in another of the CAMELS categories. Compliance is a major portion of management, and a current cause of significant additional expense. One example – started a project in 2011 to replace 5 Automatic Teller Machines to comply with new Americans with Disabilities Act regulations. We will complete this project with 4 new ATMs in 2012. Cost adds to fixed assets and depreciation expense over the next 10 years.

Earnings are obviously important to all of us as shareholders. I’ll speak to the strategic drivers of earnings in just a moment.

Liquidity is the ability of the bank to fund loan demand when it occurs and to fund deposit withdrawal demand when it occurs. Since cash does not produce earnings, our principal source of on balance sheet liquidity is our securities portfolio, which also provides earnings. The portfolio is structured to first provide regular monthly cashflows so that if we have loan demand, the loans can be funded. If there is no loan demand, as is currently the case, the cashflows are recycled back into the portfolio. Thus, during periods of low loan demand, the portfolio will grow, while during periods of high loan demand, the portfolio will shrink.

Our principal source of off balance sheet liquidity is our borrowing capacity from the Federal Home Loan Bank of Cincinnati and the Federal Reserve Bank of Cleveland. The pledge of loans and securities is required to maintain this borrowing capacity.

Sensitivity. The company’s principal exposure to market risk is through changes in interest rates. With interest rates at all time lows, the most likely direction of rates is up. The only question is when, and we are obligated to be prepared for the outcome. We run a model on a monthly basis to measure our exposure to changes in interest rates, which is the value of our balance sheet, and the effect on future earnings. One of the principal tools that we use to manage interest rate risk is FHLB borrowings. Generally, we are not able to originate long term retail deposits at a cost that compares favorably to the cost of borrowing from the FHLB.

Slide 32,

Other ERM Elements. Strategic Risk is represented by the business decisions made to sustain earnings over the long term.

Reputation risk is when you end up in the news headlines (ask JP Morgan) or in litigation (ask Bank of America).

Operational risk, the latest regulatory area of concern, is the loss that can arise from the failure of people, processes or systems. The most notable of these risks, as you see in the media, are information security and defending against cybercrime.

Slide 33.

Tactical Initiatives. Loan Growth. Our goal is to increase our loan to deposit ratio and reduce our investment portfolio. To this end, we hired another experienced business development officer to bring in both loans and deposits. Loan growth is a particular challenge under current economic conditions. Many creditworthy borrowers are reluctant to borrow, thereby reducing qualified loan demand. In the residential mortgage market, depressed housing prices and lack of sales activity make it tough to originate new mortgage loans. Finally, competition for loans puts pressure on pricing, making it difficult to properly price loans for the risk taken in the loan. Rest assured that your management team is carefully managing loan pricing to obtain a reasonable risk adjusted return. Our goal is to achieve profitability as opposed to simply volume.

Customer Growth. Our goal is to gain new customers and to develop deeper relationships with our existing customers, again, a focus on profitably as opposed to simple growth in volume. We have engaged a vendor to help us with training of our staff on customer relationship development – focused on meeting customer needs, not selling what we have to sell – and the marketing of checking accounts, which is the core banking product for most customers. While we are working on growing the core checking accounts that drive our franchise value, we are not competing to retain high cost CD balances where those CDs are the only account that the customer has with us. Again, we are focused on the profitability of deposits, not the volume of deposits.

Expense Reduction. If you follow the media, you know that all banks are challenged to produce revenue. In the absence of revenue, the focus must be on expense. This is not a new exercise at Wayne Savings. In fact, it is a constant exercise as part of an ongoing process to improve earnings.

People are our largest expense, and we focus on people who produce revenue or directly support those who do. We cut staff where we can and when opportunities present themselves such as when people leave the company. Most recently we’ve not filled two positions that came open in the executive offices. The duties of these positions were distributed to others in the bank. It’s an old and over used statement, but we really are working to do more with less. Finally, as part of the 2012 budget, no general salary increases were given to the staff. We are only giving increases to those who are taking on additional responsibilities. To the extent that we can generate increased earnings at or above budgeted levels, there will be a bonus pool that will enable the staff to share in the earnings that go to shareholders. We strongly believe that this aligns the interests of the staff and you, the shareholders.

Slide 34.

With the passage of the JOBS Act, small financial institutions can now deregister with the SEC to reduce the cost of regulatory compliance once the number of registered shareholders falls below 1,200. We are close to this number, and our number of registered holders drops each month. As Rod noted earlier, we believe that approximately $180,000, or the cost of one quarterly dividend, can be saved each year through reduced audit and legal fees, stock market registration fees and staff time. We will be looking at this opportunity carefully over the next couple of months.

During the past year, we have looked at all of our branches to identify opportunities for expense reductions. We are operating our branches with a minimum of staff and carefully managing other operating expenses. We have considered closing certain of our branches, but given that all are profitable on a direct operating basis, we believe that the costs of closing the branches in the short run would outweigh the ongoing benefits of continuing to operate them.

We are also looking at everything that we do to ensure that activities are profitable.

Slide 35. In information technology, we are currently working on implementing a mobile banking app for iPhone, iPad and Android to make our products and services available to the wired population. Our activity statistics show that more people are banking online and coming into the branches less often. We’re also pursuing upgrades to our infrastructure to enhance our existing online banking program and our information security tools.

Finally, it may seem obvious, but communication is an important component of our strategy. You, our shareholders, our customers and our staff are all essential to our success. We welcome your input, and we will continue to communicate with you through our periodic reports and annual meetings such as this.

I will now turn the program back over to Peggy.